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News from Aon
Aon Reports Fourth Quarter and Full Year 2023 Results
Fourth Quarter Key Metrics and Highlights
•Total revenue increased 8% to $3.4 billion, including organic revenue growth of 7%
•Operating margin decreased 920 basis points to 23.1%, and operating margin, adjusted for certain items, increased 60 basis points to 33.8%
•EPS decreased 21% to $2.47, and EPS, adjusted for certain items was flat at $3.89
•Repurchased 2.3 million class A ordinary shares for approximately $0.8 billion
•Announced definitive agreement to acquire leading broker NFP to unlock fast-growing middle market with Aon Business Services-enhanced distribution and further accelerate our Aon United strategy

Full Year Key Metrics and Highlights
•Total revenue increased 7% to $13.4 billion, including organic revenue growth of 7%
•Operating margin decreased 110 basis points to 28.3%, and operating margin, adjusted for certain items, increased 80 basis points to 31.6%
•EPS increased 3% to $12.51, and EPS, adjusted for certain items, increased 6% to $14.14
•Cash flows from operations increased 7% to $3,435 million and free cash flow increased 5% to $3,183 million
•Repurchased 8.4 million class A ordinary shares for approximately $2.7 billion
DUBLIN - February 2, 2024 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2023.
Net income per share attributable to Aon shareholders in the fourth quarter decreased 24%, or $2.47 per share on a diluted basis, compared to $3.14 per share on a diluted basis, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, was flat at $3.89 on a diluted basis for the quarter, including a favorable impact of $0.03 per share if prior year period results were translated at current period foreign exchange rates ("foreign currency translation"). Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
"In the fourth quarter and full year, our colleagues delivered 7% organic revenue growth, highlighted by double-digit growth in Reinsurance Solutions and Health Solutions. This top line growth contributed to full year adjusted margin expansion of 80 basis points, adjusted operating income growth of 10%, and $3.2 billion of free cash flow.” said Greg Case, Chief Executive Officer. "This strong performance demonstrates how we are going further, faster with our 3x3 plan, which is an acceleration of our proven Aon United strategy. Our Risk Capital and Human Capital structure has unlocked new opportunities to grow, and Aon Business Services is a catalyst for innovation delivering new products and tools at scale across client segments and geographies.”

FOURTH QUARTER 2023 FINANCIAL SUMMARY
Total revenue in the fourth quarter increased 8% to $3.4 billion compared to the prior year period reflecting 7% organic revenue growth, a 2% favorable impact from foreign currency translation, and a 1% favorable impact from fiduciary investment income, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other.
Total operating expenses in the fourth quarter increased 23% to $2.6 billion compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth, investments in long-term growth, a $197 million charge in connection with certain accrued actual or anticipated legal settlement expenses, and a $40 million unfavorable impact from foreign currency translation.
Foreign currency translation in the fourth quarter had a $6 million, or $0.03 per share, favorable impact on U.S. GAAP net income and a $7 million, or $0.03 per share, favorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of approximately $0.03 per share, or an approximately $9 million increase in adjusted operating income, in the first quarter of 2024, and a favorable impact of approximately $0.02 per share, or an approximately $6 million increase in adjusted operating income, for full year 2024.
Effective tax rate for the fourth quarter was 16.7%, compared to 6.1% in the prior year period, primarily driven by changes in the geographical distribution of income and a lower net favorable impact from discrete items than in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter of 2023 was 18.2% compared to 9.0% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and a lower net favorable impact from discrete items than in the prior year period. These adjustments are discussed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
Weighted average diluted shares outstanding decreased to 202.0 million in the fourth quarter compared to 209.3 million in the prior year period. The Company repurchased 2.3 million class A ordinary shares for approximately $0.8 billion in the fourth quarter. As of December 31, 2023, the Company had approximately $3.3 billion of remaining authorization under its share repurchase program.

FULL YEAR 2023 CASH FLOW SUMMARY
The full year 2023 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.
Cash flows provided by operations for 2023 increased $216 million, or 7%, to $3,435 million compared to the prior year period, reflecting strong operating income growth and overall working capital optimization, partially offset by a negative impact to working capital due to temporary invoicing delays associated with the implementation of a new system, and higher cash tax payments.
Free cash flow, defined as cash flow from operations less capital expenditures, increased 5%, to $3,183 million in 2023 compared to the prior year, reflecting an increase in cash flows from operations, partially offset by a $56 million increase in capital expenditures, due primarily to ongoing investments in Aon Business Services-enabled technology platforms and technology to drive long-term-growth.

FOURTH QUARTER 2023 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

	Three Months Ended December 31,
(millions)	2023	2022	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,906	$1,822	5%	1%	1%	(1)%	4%
Reinsurance Solutions	332	281	18	1	6	(3)	14
Health Solutions	763	678	13	1	—	1	11
Wealth Solutions	377	353	7	3	—	(1)	5
Elimination	(3)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,375	$3,130	8%	2%	1%	(2)%	7%
Total revenue increased $245 million, or 8%, to $3,375 million, compared to the prior year period, including organic revenue growth of 7% driven by ongoing strong retention, net new business generation, and management of the renewal book, a 2% favorable impact from foreign currency translation, and a 1% favorable impact from fiduciary investment income, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other.
Commercial Risk Solutions organic revenue growth of 4% reflects solid growth across most major geographies driven by strong retention, management of the renewal book, and net new business generation. Growth in retail brokerage was highlighted by double-digit growth in Asia and the Pacific, driven by continued strength in core P&C. The U.S. grew modestly driven by strength in property, casualty, and construction, partially offset by the impact of external M&A and IPO markets. On average globally, exposures and pricing were positive, resulting in modestly positive market impact.
Reinsurance Solutions organic revenue growth of 14% reflects strong growth in treaty, driven by strong retention and continued net new business generation, as well as strong growth in facultative placements and investment banking. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is typically driven by facultative placements, capital markets activity, and advisory work that is more transactional in nature.
Health Solutions organic revenue growth of 11% reflects strong growth globally in core health and benefits brokerage primarily from net new business generation and management of the renewal book. Strength in the core was highlighted by double-digit growth in most major geographies. Results also reflect double-digit growth in Consumer Benefit Solutions and modest growth in Talent.
Wealth Solutions organic revenue growth of 5% reflects strong growth in Retirement, driven by advisory demand and project-related work related to pension de-risking and ongoing impact of regulatory changes. In Investments, a modest increase in AUM-based delegated investment revenue was offset by a decline in advisory.

FOURTH QUARTER 2023 EXPENSE REVIEW

	Three Months Ended December 31,
(millions)	2023	2022	$ Change	% Change
Expenses
Compensation and benefits	$1,671	$1,539	$132	9%
Information technology	131	138	(7)	(5)
Premises	77	73	4	5
Depreciation of fixed assets	48	36	12	33
Amortization and impairment of intangible assets	19	26	(7)	(27)
Other general expense	521	306	215	70
Accelerating Aon United Program expenses	129	—	129	100
Total operating expenses	$2,596	$2,118	$478	23%
Compensation and benefits expense increased $132 million, or 9%, compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth and a $32 million unfavorable impact from foreign currency translation.
Information technology expense decreased $7 million, or 5%, compared to the prior year period due primarily to lower cloud costs and elevated technology investments in the prior year period.
Premises expense increased $4 million, or 5%, compared to the prior year period.
Depreciation of fixed assets increased $12 million, or 33%, compared to the prior year period due primarily to ongoing investments in Aon Business Services-enabled technology platforms to drive long-term growth.
Amortization and impairment of intangible assets decreased $7 million, or 27%, compared to the prior year period due primarily to a decrease associated with assets held for sale as part of ongoing portfolio management and assets fully amortized in the prior year period.
Other general expense increased $215 million, or 70%, compared to the prior year period primarily due to a $197 million charge in connection with certain accrued actual or anticipated legal settlement expenses and $17 million of transaction costs associated with the expected acquisition of NFP.
Accelerating Aon United Restructuring Program expenses were $129 million, relating to workforce optimization, asset impairments, and technology and other costs.

FOURTH QUARTER 2023 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2023 and 2022, which are also described in detail in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.

	Three Months Ended December 31,
(millions)	2023	2022	% Change
Revenue	$3,375	$3,130	8%
Expenses	2,596	2,118	23%
Operating income	$779	$1,012	(23)%
Operating margin	23.1%	32.3%
Operating income - as adjusted	$1,141	$1,038	10%
Operating margin - as adjusted	33.8%	33.2%
Operating income decreased $233 million, or 23%, and operating margin decreased 920 basis points to 23.1%, each compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $103 million, or 10%, and operating margin, adjusted for certain items, increased 60 basis points to 33.8%, each compared to the prior year period. The increase in adjusted operating income and margin reflects organic revenue growth and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.
Interest income increased $9 million compared to the prior year period, reflecting higher interest rates. Interest expense increased $14 million to $124 million compared to the prior year period, reflecting an overall increase in total debt and higher interest rates.
Other income (expense) decreased $138 million compared to the prior year period, primarily due to a $170 million non-cash pension settlement charge in the prior year period that did not repeat in the fourth quarter of 2023. Other income (expense) - as adjusted increased $32 million compared to the prior year period, primarily due to an increase in non-cash net periodic pension cost.
Net income attributable to Aon shareholders in the fourth quarter decreased 24% to $498 million compared to $657 million, in the prior year period. Net income attributable to Aon shareholders, adjusted for certain items, in the fourth quarter decreased 4% to $785 million compared to $815 million, in the prior year period.

2023 FULL YEAR SUMMARY
Total revenue in 2023 increased 7% to $13.4 billion compared to the prior year reflecting 7% organic revenue growth and a 2% favorable impact from fiduciary investment income, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other.
Net income attributable to Aon shareholders decreased to $2,564 million, or $12.51 per share on a diluted basis, compared to $2,589 million, or $12.14 per share, in the prior year. Net income per share, adjusted for certain items, increased 6% to $14.14 on a diluted basis, including an unfavorable impact of $0.17 per share from foreign currency translation, compared to $13.39 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.

During 2023, the Company repurchased approximately 8.4 million class A ordinary shares for approximately $2.7 billion at an average price of $321.52 per share. As of December 31, 2023, the Company had approximately $3.3 billion of remaining authorization under its share repurchase program.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 2, 2024 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, the impacts of the Accelerating Aon United Program, the pending acquisition of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the closing and benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation of OECD tax proposals; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd.); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel, whether as a result of the pending acquisition of NFP or otherwise; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the Israel-Hamas conflict; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, including the pending acquisition of NFP, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to consummate the pending acquisition of NFP or the failure to realize the expected benefits of the pending acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant transaction and integration costs or difficulties in connection with the pending acquisition of NFP or unknown or inestimable liabilities; and potential impact of the consummation of the pending acquisition of NFP on relationships, including with suppliers, customers, employees and regulators.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense) – pensions, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, pension settlements, Accelerating Aon United Program expenses, NFP transaction costs, certain legal settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures (including held for sale businesses), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Will Dunn
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2023	2022	% Change	2023	2022	% Change
Revenue
Total revenue	$3,375	$3,130	8%	$13,376	$12,479	7%
Expenses
Compensation and benefits	1,671	1,539	9%	6,902	6,477	7%
Information technology	131	138	(5)%	534	509	5%
Premises	77	73	5%	294	289	2%
Depreciation of fixed assets	48	36	33%	167	151	11%
Amortization and impairment of intangible assets	19	26	(27)%	89	113	(21)%
Other general expense	521	306	70%	1,470	1,271	16%
Accelerating Aon United Program expenses	129	—	100%	135	—	100%
Total operating expenses	2,596	2,118	23%	9,591	8,810	9%
Operating income	779	1,012	(23)%	3,785	3,669	3%
Interest income	12	3	300%	31	18	72%
Interest expense	(124)	(110)	13%	(484)	(406)	19%
Other income (expense)	(58)	(196)	(70)%	(163)	(125)	30%
Income before income taxes	609	709	(14)%	3,169	3,156	—%
Income tax expense (1)	102	43	137%	541	510	6%
Net income	507	666	(24)%	2,628	2,646	(1)%
Less: Net income attributable to noncontrolling interests	9	9	—%	64	57	12%
Net income attributable to Aon shareholders	$498	$657	(24)%	$2,564	$2,589	(1)%

Basic net income per share attributable to Aon shareholders	$2.49	$3.17	(21)%	$12.60	$12.23	3%
Diluted net income per share attributable to Aon shareholders	$2.47	$3.14	(21)%	$12.51	$12.14	3%
Weighted average ordinary shares outstanding - basic	200.3	207.5	(3)%	203.5	211.7	(4)%
Weighted average ordinary shares outstanding - diluted	202.0	209.3	(3)%	205.0	213.2	(4)%
(1)The effective tax rate was 16.7% and 6.1% for the three months ended December 31, 2023 and 2022, respectively, and 17.1% and 16.2% for the twelve months ended December 31, 2023 and 2022, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended December 31,
(millions)	2023	2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,906	$1,822	5%	1%	1%	(1)%	4%
Reinsurance Solutions	332	281	18	1	6	(3)	14
Health Solutions	763	678	13	1	—	1	11
Wealth Solutions	377	353	7	3	—	(1)	5
Elimination	(3)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,375	$3,130	8%	2%	1%	(2)%	7%

	Twelve Months Ended December 31,
(millions)	2023	2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$7,043	$6,715	5%	—%	2%	(2)%	5%
Reinsurance Solutions	2,481	2,190	13	(1)	4	—	10
Health Solutions	2,433	2,224	9	—	—	(1)	10
Wealth Solutions	1,431	1,367	5	—	—	1	4
Elimination	(12)	(17)	N/A	N/A	N/A	N/A	N/A
Total revenue	$13,376	$12,479	7%	—%	2%	(2)%	7%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2023 and 2022 was $78 million and $41 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2023 and 2022 was $274 million and $76 million, respectively.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures (including held for sale businesses, which had a 1% favorable impact on total organic revenue growth for the three and twelve months ended December 31, 2023), transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.
Free Cash Flows (Unaudited)

	Twelve Months Ended December 31,
(millions)	2023	2022	% Change
Cash Provided By Operating Activities	$3,435	$3,219	7%
Capital Expenditures	(252)	(196)	29%
Free Cash Flows (1)	$3,183	$3,023	5%
(1)Free cash flow is defined as Cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2023	2022	% Change	2023	2022	% Change
Revenue	$3,375	$3,130	8%	$13,376	$12,479	7%

Operating income	$779	$1,012	(23)%	$3,785	$3,669	3%
Amortization and impairment of intangible assets	19	26	(27)%	89	113	(21)%
Accelerating Aon United Program expenses (2)	129	—	100%	135	—	100%
Legal settlements (3)	197	—	100%	197	58	240%
Transaction costs (4)	17	—	100%	17	—	100%
Operating income - as adjusted	$1,141	$1,038	10%	$4,223	$3,840	10%
Operating margin	23.1%	32.3%		28.3%	29.4%
Operating margin - as adjusted	33.8%	33.2%		31.6%	30.8%

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2023	2022	% Change	2023	2022	% Change
Operating income - as adjusted	$1,141	$1,038	10%	$4,223	$3,840	10%
Interest income	12	3	300%	31	18	72%
Interest expense	(124)	(110)	13%	(484)	(406)	19%
Other income (expense):
Other income (expense) - pensions - as adjusted (5)	(20)	—	(100)%	(71)	(9)	689%
Other income (expense) - other	(38)	(26)	46%	(65)	54	(220)%
Other income (expense) - as adjusted (5)	(58)	(26)	123%	(136)	45	(402)%
Income before income taxes - as adjusted	971	905	7%	3,634	3,497	4%
Income tax expense (6)	177	81	119%	671	585	15%
Net income - as adjusted	794	824	(4)%	2,963	2,912	2%
Less: Net income attributable to noncontrolling interests	9	9	—%	64	57	12%
Net income attributable to Aon shareholders - as adjusted	785	815	(4)%	2,899	2,855	2%
Diluted net income per share attributable to Aon shareholders - as adjusted	$3.89	$3.89	—%	$14.14	$13.39	6%
Weighted average ordinary shares outstanding - diluted	202.0	209.3	(3)%	205.0	213.2	(4)%
Effective Tax Rates (6)
U.S. GAAP	16.7%	6.1%		17.1%	16.2%
Non-GAAP	18.2%	9.0%		18.5%	16.7%
(1)Certain noteworthy items impacting operating income in 2023 and 2022 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.
(2)Total charges related to the Accelerating Aon United Program (“AAU Program”) are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(3)In the fourth quarter of 2023, Aon recognized actual or anticipated legal settlement expenses in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., primarily in the form of letters of credit from third party banks that are alleged to have been fraudulent. Certain actual or anticipated legal settlement expenses totaling $197 million have been recognized in the current period, where certain potentially meaningful amounts may be recoverable in future periods. Additionally, a $58 million charge was recognized in the second quarter of 2022 with certain other legal settlements reached in matters unrelated to Vesttoo.
(4)In the fourth quarter of 2023, Aon entered into a definitive agreement to acquire NFP. As part of the definitive agreement, certain transaction costs were incurred including advisory, legal, accounting, and other professional or consulting fees required to complete the acquisition.
(5)To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge totaling $27 million was recognized in the second quarter of 2023, which is excluded from Other income (expense) - as adjusted. Additionally, the Company purchased an annuity for portions of its U.S. pension plans that will settle certain obligations. A non-cash settlement charge totaling $170 million was recognized in the fourth quarter of 2022, which is excluded from Other income (expense) - as adjusted.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with the anticipated sale of certain assets and liabilities classified as held for sale, certain pension and legal settlements, AAU Program expenses, and certain transaction costs and other charges related to the definitive agreement to acquire NFP, which are adjusted at the related jurisdictional rate.

Aon plc
Consolidated Statements of Financial Position

	As of December 31,
	2023	2022
(millions)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$778	$690
Short-term investments	369	452
Receivables, net	3,254	3,035
Fiduciary assets (1)	16,278	15,900
Other current assets	996	646
Total current assets	21,675	20,723
Goodwill	8,414	8,292
Intangible assets, net	234	447
Fixed assets, net	638	558
Operating lease right-of-use assets	650	699
Deferred tax assets	1,195	824
Prepaid pension	618	652
Other non-current assets	506	509
Total assets	$33,930	$32,704

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,262	$2,114
Short-term debt and current portion of long-term debt	1,204	945
Fiduciary liabilities	16,278	15,900
Other current liabilities	1,878	1,347
Total current liabilities	21,622	20,306
Long-term debt	9,995	9,825
Non-current operating lease liabilities	641	693
Deferred tax liabilities	115	99
Pension, other postretirement, and postemployment liabilities	1,225	1,186
Other non-current liabilities	1,074	1,024
Total liabilities	34,672	33,133

Equity (deficit)
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2023 - 198.6 ; 2022 - 205.4)	2	2
Additional paid-in capital	6,944	6,864
Accumulated deficit	(3,399)	(2,772)
Accumulated other comprehensive loss	(4,373)	(4,623)
Total Aon shareholders' deficit	(826)	(529)
Noncontrolling interests	84	100
Total deficit	(742)	(429)
Total liabilities and equity (deficit)	$33,930	$32,704
(1)Includes funds held on behalf of clients of $6,901 million and $6,386 million as of December 31, 2023 and 2022, respectively.

Aon plc
Consolidated Statements of Cash Flows

	Year ended December 31,
	2023	2022
(millions)	(unaudited)
Cash flows from operating activities
Net income	$2,628	$2,646
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(4)	(54)
Depreciation of fixed assets	167	151
Amortization and impairment of intangible assets	89	113
Share-based compensation expense	438	397
Deferred income taxes	(373)	(252)
Other, net	28	170
Change in assets and liabilities:
Receivables, net	(188)	(96)
Accounts payable and accrued liabilities	13	(22)
Accelerating Aon United Program liabilities	99	—
Current income taxes	174	216
Pension, other postretirement and postemployment liabilities	8	(53)
Other assets and liabilities	356	3
Cash provided by operating activities	3,435	3,219
Cash flows from investing activities
Proceeds from investments	76	110
Purchases for investments	(67)	(107)
Net sales (purchases) of short-term investments - non fiduciary	85	(175)
Acquisition of businesses, net of cash and funds held on behalf of clients	(35)	(162)
Sale of businesses, net of cash and funds held on behalf of clients	5	81
Capital expenditures	(252)	(196)
Cash used for investing activities	(188)	(449)
Cash flows from financing activities
Share repurchase	(2,700)	(3,203)
Proceeds from issuance of shares	72	58
Cash paid for employee taxes on withholding shares	(241)	(215)
Commercial paper issuances, net of repayments	(27)	(65)
Issuance of debt	744	1,967
Repayment of debt	(350)	(500)
Increase in fiduciary liabilities, net of fiduciary receivables	358	702
Cash dividends to shareholders	(489)	(463)
Noncontrolling interests and other financing activities	(232)	(71)
Cash used for financing activities	(2,865)	(1,790)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	264	(549)
Net increase in cash and cash equivalents and funds held on behalf of clients	646	431
Cash and cash equivalents and funds held on behalf of clients at beginning of year	7,076	6,645
Cash and cash equivalents and funds held on behalf of clients at end of year	$7,722	$7,076
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$778	$690
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	43	—
Funds held on behalf of clients	6,901	6,386
Total cash and cash equivalents and funds held on behalf of clients	$7,722	$7,076